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                                                                 EXHIBIT O
                                      Proposed Notice Pursuant to Rule 22f)

                                                (Release No. 35-          )

FILINGS UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("ACT")


October   , 1997

Notice is hereby given that the following filing(s) has/have been made with the

Commission pursuant to provisions of the Act and rules promulgated thereunder.

All interested persons are referred to the application(s) and/or declaration(s)

for complete statements of the proposed transaction(s) summarized below.  The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public

Reference.  Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by

October   , 1997 to the Secretary, Securities and Exchange Commission,

Washington, DC  20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below.  Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request.  Any request for hearing shall identify specifically the issues of fact or law that are disputed.  A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter.  After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

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Consolidated Natural Gas Company, et al. (70-8621)

__________________________________________________

     Consolidated Natural Gas Company ("Consolidated"), CNG Tower, Pittsburgh,

Pennsylvania  15222-3199, a registered holding company, and its wholly-owned non-utility subsidiary, CNG Energy Services Corporation ("Energy Services"),

One Park Ridge Center, Pittsburgh, Pennsylvania 15244-0746, have filed a post-

effective amendment to an application-declaration under sections 9(a), 10,

12(b), and 13(b) of the Act and rule 45 thereunder.

     By order dated February 27, 1987 (HCAR No. 24329), the Commission authorized Energy Services, among other things, to be the gas marketing

subsidiary for the CNG System   This order authorized Energy Services, as a gas

marketer, to purchase, pool, transport, exchange, store and sell gas supplies from competitively priced sources, including the spot markets, independent producers and brokers, and CNG Producing Company ("Gas Related Activities").

     By Order dated July 26, 1995 ("Order") Energy Services was authorized,

without further Commission approval, through December 31, 1997, to invest an aggregate amount up to $150 million to acquire: (1) an ownership interest,

which may be up to 50% of the voting or nonvoting stock, in one or more corporations established for the sole purpose of engaging in Gas Related

Activities; (2) either in its own name or through a wholly owned special purpose subsidiary company, up to 50% of the general partnership interests in one or more partnerships, or up to 50% voting equity interest in one or more other joint business entities such as joint ventures or limited liability companies, which are established for the sole purpose of engaging in Gas

Related Activities; and/or (3) up to 100% of the limited partnership interests

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in one or more partnerships established for the sole purpose of engaging in Gas

Related Activities.  None of the projects in which Energy Services may invest can be a public-utility company.

     AS of June 30, 1997 Energy Services has invested pursuant to the Order

$19,168,000 and $14,845,000 in two pipeline gathering systems, respectively, in the Main Pass area near the Alabama coast of the Gulf of Mexico.

     The Order authorized Consolidated and Energy Services to guarantee their obligations incurred as a a result of equity investments made in the joint entities up to an aggregate amount of $150 million.  No such guarantees have been made to date.

      The applicants now request an extension of time for the authorization previously granted in this proceeding until December 31, 2002.  The applicants further request that the aggregate amount to be invested (including capitalized development expenses) by Energy Services in such joint entities will not in the aggregate exceed $200 million during the authorization period ending December

31, 2002.  Energy Services would not own more than 50% of the equity voting interests in any of the joint entities, and the capital structure of each of the entities is expected to be simple and straight forward, consisting primarily of equity and project financing.  None of the projects in which

Energy Services would seek to invest will be a utility company.

     Consolidated and Energy Services also seek to continue to be able to make guarantees of obligations to make equity investments in the joint entities,

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which parent guarantees are commonly requested by institutions providing project financing.  Such guarantees would be calculated as part of the maximum

$2 billion authority to guarantee obligations of subsidiaries granted to

Consolidated and certain of its subsidiaries in Commission order dated March

28, 1996, HCAR No. 26500.

     The applicants seek to have each of the joint business entities in which

Energy Services would invest pursuant to an authorization granted in this proceeding, and each affiliate thereof (except for companies within the

Consolidated System), to be exempt under rule 16 from all obligations imposed upon it by the Act, as a subsidiary company or an affiliate of a registered holding company or of a subsidiary company thereof.  The joint entities in which Energy Services may invest under an extension of its authorization in this proceeding may be "gas related companies" within the meaning of rule 58 adopted under the Act (HCAR No. 26667).  However, rule 16 would not be available to exempt companies formed under rule 58 since condition (4) of rule

16, i.e. the acquisition would not be approved pursuant to section 9(a) and 10 of the Act, will not have been met.



                          ____________________________



     For the Commission, by the Division of Investment Management, pursuant to delegated authority.



                                        Jonathan G. Katz
                                        Secretary